Exhibit 99.1

For Release: January 13, 2011

SCOTT A. TOZIER ELECTED CFO OF ALBEMARLE

(Baton Rouge, LA) January 13, 2011 – Albemarle Corporation (NYSE: ALB) announced today that the company’s Board of Directors has elected Scott A. Tozier as Senior Vice President and Chief Financial Officer. Mr. Tozier will assume responsibility for all financial and fiscal management aspects of the company’s operations on February 1, 2011.

Albemarle Chairman and Chief Executive Officer Mark C. Rohr said, “We are pleased to welcome Scott to Albemarle. His wealth of operational and financial experience and leadership skills will further strengthen our team. In addition to driving financial stewardship, Scott will serve as a business strategy partner, spending time on the front lines focusing on key decisions and charting Albemarle’s strategic growth initiatives. We look forward to Scott joining the Albemarle team.”

Mr. Tozier has over 20 years of diversified international financial management experience. Following four years of assurance services with the international firm Ernst & Young, LLP, Mr. Tozier joined Honeywell International, Inc., where his 16-year career spanned senior financial positions in the United States, Asia Pacific and Europe. His increasingly progressive roles included management of financial planning, analysis and reporting, global credit and treasury services and chief financial officer of Honeywell’s Transportation Systems, Turbo Technologies, Building Solutions EMEA and Process Solutions divisions. Most recently, Mr. Tozier served as Vice President of Finance, Transformation and Operations of Honeywell International, Inc. He led a team of over 300 employees around the world and was responsible for the company’s global financial shared services and best practices management.

Mr. Tozier is a certified public accountant. He earned a Bachelor of Business Administration in Accounting and Information Systems from the University of Wisconsin-Madison in 1988. Following his tenure with Ernst & Young, Mr. Tozier studied corporate strategy and finance in the University of Michigan’s MBA program and graduated with honors in 1994.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine recently selected Albemarle to its prestigious “100 Best Corporate Citizens” list for

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2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com

Investor Relations Contact: Sandra Rodriguez, (225) 388-7654, Sandra.Rodriguez@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation
451 Florida Street	2
Baton Rouge, Louisiana, USA